Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257608, 333-256956, and 333-239328) and Form S-8 (No. 333-231405) of Clarivate Plc of our report dated March 10, 2022, except with respect to the effects of the change in composition of reportable segments discussed in Note 22, which is as of December 1, 2022, relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

December 1, 2022